Exhibit 4.14

PROMISSORY NOTE

FOR VALUE RECEIVED, Grapefruit Boulevard Investments, Inc., a California corporation, (“Borrower”) promises to pay to the order of Bradley J. Yourist (“Lender”) or its assigns, the sum of One Hundred Fifteen Thousand Two Hundred and Forty Eight Dollars and Fifty One Cents ($115,248.51) in principal, plus interest at a rate of 10% annually on the unpaid balance as set forth herein.

1.	PAYMENT TERMS: Borrower shall pay a lump sum on September 1, 2019 or before.

2.	PREPAYMENT: Borrower may prepay the loan without any penalty.

3.	PAYMENT APPLICATION: All payments shall first be applied to interest and then to principal.

4.	ATTORNEYS’ FEES AND COSTS: If the Lender prevails in any action to collect on this note, Borrower shall pay Lender’s reasonable costs and attorneys’ fees.

5.	STATE LAW: This note shall be governed in accordance with the laws of the State of California.

6.	MODIFICATIONS: Any modifications of or amendments to the terms herein shall be made in writing by all of the parties hereto.

IN WITNESS WHEREOF the Lender and Borrower have executed this Note as of the 1st day of May, 2019.

GRAPEFRUIT BOULEVARD INVESTMENTS, INC.

/s/Daniel Yourist
Borrower Signature:	Daniel Yourist, CFO

/s/Bradeley Yourist
Lender Signature:	Bradeley Yourist

CONFIDENTIAL